EXHIBIT 15.3

Consent of Independent Registered Pubic Accounting Firm

To the Board of Directors and the Shareholders of
Seanergy Maritime Holdings Corp.:

We consent to the incorporation by reference in the registration statements on Form F-3 (File Nos. 333-166697 and 333-169813) of Seanergy Maritime Holdings Corp. (the "Company") of our report dated March 27, 2009, with respect to the consolidated balance sheet of the Company as of December 31, 2008, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended, which report appears in the Company's Annual Report on Form 20-F for the year ended December 31, 2010.

/s/ KPMG Certified Auditors AE
Athens, Greece
March 31, 2011

SK 26979 0001 1179288